EXHIBIT 10.18

EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of October 1, 2003 (this "Agreement"), between Medix Resources, Inc. (the "Company"), and Louis Hyman (the "Executive").

         RECITALS

         WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to accept such continued employment by the Company on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

         1.        Employment.  The Company hereby employs the Executive as an Executive Vice President and Chief Technology Officer, and the Executive hereby accepts such employment by the Company, upon the terms and conditions hereinafter set forth.  The Executive shall perform such services as the Chief Executive Officer of the Company or such other person(s) as the CEO or the board of directors of the Company may designate (collectively the "Supervising Persons"), shall in good faith direct.

         2.        Term.  Subject to the provisions for earlier termination provided in this Agreement, the term of the Executive's employment shall initially be for a twelve (12) month period commencing on the date hereof (the "Effective Date"), and ending on September 30, 2004 (the "Initial Term"). Unless either party, upon not less than 60 days' prior written notice to the other before the end of the Initial Term, elects not to renew this Agreement, the Executive's employment under this Agreement shall continue on the same terms and conditions as set forth herein except for the twelve (12) month term.  Such 60 days' notice shall not be required with respect to any termination pursuant to Sections 6, 7, 8 or 9 below and an election not to renew pursuant to this Section 2 shall not constitute a Termination Without Cause (as defined herein) for purposes of Section 8 and Section 11(b).

         3.        Duties.

                  (a)        During the Employment Period, the Executive shall be employed as Chief Technology Officer and an Executive Vice President of the Company. Such title may be changed from time to time by the Company, so long as the Executive maintains the substantially similar level of authority and responsibility.  The Executive shall serve under and report to the Supervising Persons.  The Company and each of their direct or indirect subsidiaries, divisions, partnerships, limited liability companies, joint ventures and affiliates are hereinafter referred to collectively as the "Group."

                  (b)        During the Employment Period, the Executive shall perform for the Group the services normally rendered by a similarly situated executive, as well as such other services and duties commensurate with the Executive's position with the Company as the Supervising Persons may direct.  The Executive shall abide by the Company's and the Group's policies, standards, rules and regulations (including without limitation any ethical rules or standards) as in effect from time to time after obtaining knowledge thereof, and shall in all respects use his best efforts to conform to and comply with the lawful directions and instructions given to the Executive by the Supervising Persons.

                  (c)        During the Employment Period, the Executive shall: (i) use his best efforts to perform the Executive's duties with efficiency, diligence, care and conscientiousness; (ii) provide to the Supervising Persons such information regarding the Group's business and operations as any of them shall require; and (iii) at all times act consistently with the Executive's duties and obligations to the Company and the Group and use the Executive's best efforts to promote and serve the interests of the Company and the Group.

         4.        Time to be Devoted to Employment. During the Employment Period, the Executive shall devote the Executive's full business time, attention and energies exclusively to the business of the Company and the Group and shall not engage in any other business, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, the Executive may own up to 5% of the capital stock of any entity that is publicly-traded on a U.S. national stock exchange or quotation system, so long as the Executive does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 5% of the aggregate beneficial ownership interest of any such entity.

         5.        Compensation; Benefits and Reimbursement.  For all services rendered by the Executive in any capacity during the Employment Period, including, without limitation, services as an officer, director or member of any committee of the Company or any member of the Group, the Executive shall be compensated as follows (subject, in each case to the provisions of Sections 6-10 below):

                   (a)        During the Employment Period, the Company shall pay, or cause to be paid, to the Executive a base salary (the "Base Salary") at a rate of $190,000 on an annualized basis, which shall be payable in accordance with the customary payroll practices of the Company.

                   (b)        The Company shall pay, or cause to be paid, to the Executive a bonus of $15,000 payable on or before September 30, 2003.

                   (c)        During the Employment Period, the Executive shall be entitled to the following:

                           (i)        participation in the Company's and/or the Group's pension and benefit plans (excluding severance plans, if any, during the Initial Term) as the Company and/or the Group generally maintains from time to time during the Employment Period for the benefit of its similarly situated employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs; provided, however, the Company and/or the Group may modify or discontinue any such benefits, plans or programs and change employee contribution amounts to benefit costs without notice in its discretion.

                           (ii)        reimbursement for all reasonable and necessary out-of pocket expenses incurred in the ordinary course of the Executive's employment during the Employment Period, including travel and entertainment expenses, according to the Company's expense account and reimbursement policies in place from time to time and provided that the Executive shall submit appropriate documentation sufficient for tax purposes to substantiate the expenditure as an income tax deduction.  Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company, or with the prior approval of a Supervising Person.  Further, the Executive must obtain the prior consent of a Supervising Person with respect to any single expense in excess of $2,500 or any aggregate expenses which exceed $10,000 in any one month period.

                           (iii)        within ten (10) business days after the later of: (a) the Effective Date, or (b) the date this Agreement is executed by both the Executive and the Company, the Company shall grant the Executive an option to purchase 500,000 shares of the Company's common stock, par value $0.001 per share, of which 250,000 shares shall vest upon the date of the grant and 31,250 shares shall vest on each of December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 (the "Options").  The Options shall be granted pursuant to the Company's 2003 Stock Option Plan (as it may be amended, modified, or replaced, or any new stock option plan of the Company, the "Stock Option Plan") and the Company and the Executive shall execute and deliver an Option Agreement (the "Option Agreement") in accordance with the Stock Option Plan.  The Company's Board of Directors or Stock Option Plan administrator, as applicable, shall determine, in its sole discretion, the exercise prices and the duration of the terms of the Options.  The vesting of the Options is subject to the Executive being employed by the Company at such times as each portion of the Options shall vest. Except as otherwise set forth herein, the Options shall be granted pursuant to, and shall governed by, the Stock Option Plan.  All other terms and conditions relating to the Options shall be as set forth in the Option Agreement.  If a change in control of the Company occurs, the options described in this Section with respect to all shares shall be deemed fully vested and exercisable upon the effective date of the change in control and shall remain exercisable for the remaining original term of the options.  For the purpose of this Agreement, a “change in control” means:  (A) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (1) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding stock of the Company, or (2) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (B) a merger into, or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; (C) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company's assets; or (D) a  transaction where a majority of the directors in office immediately prior to the transaction are not in office after the completion of the transaction.

                           (iv)  During the Employment Period, the Executive will accrue vacation at the rate of 1.67 days for each full month worked, up to a maximum of twenty (20) days per year.    Vacation accruals may not exceed twenty (20) days (the “Maximum Accrual”).  Accordingly, once the Maximum Accrual is reached, all further vacation accruals will cease.  Vacation accruals will recommence after Executive has taken vacation and his vacation accrual has dropped below the Maximum Accrual.  To the extent this Section 5(c)(iv) conflicts with any Company policy, the provisions hereof shall prevail.

         6.        Involuntary Termination.

                  (a)        To the extent permitted by law, in the event of the Executive's physical or mental disability that prevents the Executive from performing the services required to be performed by the Executive under this Agreement for a period of at least one hundred twenty (120) consecutive days or one hundred fifty (150) non-consecutive days in any twelve (12) month period (such condition being herein referred to as a "Disability"), the Company may, at its option, terminate this Agreement and the Executive's employment hereunder, effective upon giving the Executive notice to that effect.  In the event of a dispute as to the Executive's ability to perform the Executive's duties, the Company may refer the same to a licensed practicing physician of the Company's choice, and the Executive agrees to submit to such non-invasive tests and examination as such physician shall deem appropriate.

                  (b)        If the Executive dies during the Employment Period, this Agreement and the Executive's employment hereunder shall be deemed to be terminated as of the date of Executive's death (such termination, as well as a termination for Disability under Section 6(a) above being referred to herein as an "Involuntary Termination").

         7.        Termination For Cause.  The Company may terminate this Agreement and the employment of the Executive hereunder at any time during the Employment Period for Cause (as defined below) by giving the Executive written notice of such termination, which termination shall take effect immediately upon receipt of such notice (a "Termination for Cause").  For the purposes of this Agreement, "Cause" shall mean:

                  (a)        any material breach of the Executive's obligations under this Agreement, if such breach is not cured within fifteen (15) days after written notice from the Company describing the alleged breach; provided, however, a breach of Sections 12, 13, 14 or 17 shall not be subject to any cure period;

                  (b)        gross incompetence, willful misconduct or willful neglect in the execution of the Executive's duties hereunder;

                  (c)        fraud, misappropriation, theft, gross malfeasance or willful dishonesty on the part of Execution in connection with the performance of his duties to the Company or otherwise in his dealings or arrangements with the Company, any member of the Group or any of its or their respective clients, customers, suppliers or vendors;

                  (d)        conviction of the Executive of a felony or a crime involving moral turpitude;

                  (e)        (i) violation of the Executive's fiduciary obligations to the Company or (ii) conduct by the Executive which is inconsistent with the Executive's position and which results or is reasonably likely to result, in an adverse effect (financial or otherwise) on the business or reputation of the Company or any other member of the Group;

                  (f)        repeated or continued absence from work during normal business hours for reasons other than illness, incapacity or permitted vacation; or

                  (g)        violation by the Executive of any of the material policies, rules, regulations, standards or practices of the Company or the Group in place from time to time; provided, however, if such violation is subject to cure (as reasonably determined by the Company), the Executive shall have fifteen (15) days to cure such violation after written notice thereof from the Company.

         8.        Termination Without Cause.  The Company may terminate this Agreement and the employment of the Executive hereunder, for no reason or any reason whatsoever (other than for Cause), at any time upon ninety (90) days' prior written notice (or payment of ninety (90) days Base Salary in lieu of notice) to the Executive (a "Termination Without Cause").

         9.        Voluntary Termination.  The Executive may terminate this Agreement and his employment with the Company hereunder at any time by giving ninety (90) days' prior written notice of termination to the Company; provided, however, that the Company reserves the right to accept the Executive's notice of termination and to accelerate such notice and make the Executive's termination effective immediately, or on any other date prior to the Executive's intended last day of work as the Company deems appropriate.

         10.        Expiration of Initial Term.  This Agreement and the Executive's employment hereunder shall automatically terminate upon the expiration of the Initial Term, provided that either party shall have given notice of non-renewal in accordance with the terms and provisions of Section 2 above.

         11.        Effect of Termination.

                  (a)        Upon any termination of this Agreement and the employment of the Executive whether pursuant to any of Sections 6, 7, 8, 9 or 10 hereof or otherwise, neither the Executive nor Executive's beneficiaries or estate shall have any further rights or claims against the Company or the Group under this Agreement or otherwise, except as hereinafter set forth in this Section 11 and the right to receive any benefits to which the Executive is entitled to pursuant to any Federal state or local laws, including, without limitation, COBRA laws:

                                    (i)         the unpaid portion of the Base Salary provided for in Section 5(a) above to the effective date of termination; and

                                    (ii)        reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 5(c)(ii) above.

                  (b)        In the event of a Termination Without Cause during the Initial Term pursuant to the terms of Section 8 hereof, the Executive shall be entitled to receive, in addition to the amounts set forth in Section 11(a) above, the Base Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination, periodically in accordance with the Company's customary payroll practices, for a period which is the lesser of (i) three (3) months or (ii) the effective date of termination to the last day of the Initial Term.    As a condition precedent to the receipt of the payments described in this Section 11(b), the Executive shall be required to execute a general release of all claims against the Company, each member of the Group, and their respective officers, directors, shareholders, administrators, fiduciaries, partners, members, employees, representatives, agents and attorneys arising out of the Executive's employment, the termination of the Executive's employment or otherwise, including, but not limited to, any claim of discrimination under state, federal or local law.  It is specifically understood and agreed that, in the event of a Termination Without Cause following September 30, 2004, the Company's obligations to the Executive shall be limited to those set forth in 11(a).

12.        Confidentiality and Non-Disclosure.

                  (a)        The Executive recognizes that, as a valued employee of the Company, Executive occupies a position of trust with respect to business information of a secret, proprietary or confidential nature that is the property of the Company and/or the Group and which has been or will be used by or imparted to Executive from time to time in the course of the performance of Executive's duties hereunder.  Executive acknowledges and agrees that such Confidential Information (as defined below) are important, material and confidential trade secrets and proprietary information of the Company and/or the Group, and materially affect the successful conduct of the Company's and/or the Group's business and its goodwill. Executive therefore agrees that:

                                    (i)        The Executive shall use Confidential Information only in the good faith performance of the Executive's duties hereunder. The Executive shall not at any time during the Employment Period or thereafter, directly or indirectly, use Confidential Information for the Executive's personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company, the Group or its or their respective clients and customers;

                                     (ii)       The Executive will not, directly or indirectly, disclose Confidential Information at any time (during or after the Employment Period) except to authorized Company personnel;

                                    (iii)      The Executive will safeguard Confidential Information by all reasonable steps and abide by all policies and procedures of the Company and the Group in effect from time to time and of which he has obtained knowledge regarding storage, copying and handling of documents; and

                                    (iv)        Promptly on the termination of Executive's employment for whatever reason or otherwise on demand, the Executive shall return (or in the event of Executive's death, Executive's personal representative shall return) to the Company any and all materials, substances, models, software, prototypes, documents and the like containing and/or relating to Confidential Information, together with all other property of the Company, the Group and its and their respective customers and clients.  The Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating to the business, potential business of affairs of the Company, the Group and its and their respective clients and customers.

                  (b)        "Confidential Information" means and includes (i) all knowledge, documents, information, data and material concerning the Company and the Group or any of their respective businesses, operations, affairs or financial condition, and (ii) all information that has been disclosed to the Company by any third party under an agreement or circumstances requiring such information to be kept confidential.  Confidential Information shall include, without limitation, the names, procedures, projects, rates, fees, and practices of the Company and its clients; pricing information relating to the Company and its vendors and suppliers; compensation paid to employees and other terms of employment; proprietary software and programs; financial or research models or processes and related data; and financial information concerning the Company and of the Group.  Confidential Information shall not include (i) information that is in the public domain through no fault of Executive; (ii) information published or disseminated by the Company or the Group in the ordinary course of business without restriction; and (iii) information received from a third party not under an obligation to keep such information confidential and without breach of this Agreement by Executive.

                  (c)        The terms and provisions of this Section 12 shall survive the termination of this Agreement and the Executive's employment hereunder.

         13.    Non-Solicitation and Non-Competition.

                  (a)        The Executive acknowledges and understands that, in view of the position that the Executive will hold as an employee of the Company, the Executive's relationship with the Company and the Group will afford the Executive extensive access to Confidential Information of the Company and the Group.  The Executive therefore agrees that during the course of the Executive's employment with the Company or any member of the Group and for a period of twelve (12) months after termination of the Executive employment with the Company or any member of the Group (for any reason or no reason) (collectively, “Restricted Period”), the Executive shall not in any State within the United States of America that the Company or the Group then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or employee, engage in any business or other commercial activity which is engaged in or is seeking to engage in a “competitive business”.  As used in this Agreement, the term “competitive business” shall mean any individual or enterprise engaged in point-of-care technology and related connectivity solutions to any segment of the healthcare marketplace.

                  (b)          During the Restricted Period, the Executive shall not, directly or indirectly, either on the Executive's own behalf or on behalf of any other individual or commercial enterprise: contact, communicate, solicit or transact any business with or assist any third party in contracting, communicating, soliciting or transacting any business with (i) any of the customers or clients of the Company or of the Group, (ii) any prospective customers or clients of the Company or of the Group being solicited at the time of the Executive's termination, or (ii) any individual or entity who or which was within the most recent twelve (12) month period a customer or client of the Company or of the Group, for the purpose of inducing such customer or client or potential customer or client to be connected to or benefit from any competitive business or to terminate its or their relationship with the Company or of the Group.

                  (c)        The Executive further agrees that during the Restricted Period, the Executive will not, directly or indirectly (including without limitation through the use of "headhunters", recruiters or other employment agencies) or by action in concert with others, solicit, recruit or otherwise induce or influence (or seek to induce or influence) any person or entity who or which is or will be hereafter employed or engaged (as an employee, agent, independent contractor or otherwise) by the Company or the Group to terminate its, his or her employment or engagement with the Company or the Group. Further, the Executive agrees that this restriction does not allow him to (i) disclose to any third party the names, backgrounds or qualifications of any of the Company's or the Group's employees or agents, or otherwise identify them as potential candidates for employment or engagement; or (ii) participate in any pre-employment interviews with any such employee or agent.

                  (d)        The terms and provisions of this Section 13 shall survive the termination of this Agreement and the Executive's employment hereunder.

         14.        Inventions.

                  (a)       The Executive will disclose promptly and fully to the Company and the Supervising Persons and to no one else: (i) all procedures, inventions, developments, ideas, improvements, discoveries, works, modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, suggestions, proposals, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by the Executive ("Inventions”), solely or jointly with others, during the course of the Executive's employment with the Company which (a) are related to the business of the Company or the Group, any of the products or services being researched, developed, distributed, manufactured, licensed or sold by the Company or the Group, or the demonstrably anticipated products or services of the Company or the Group or which may be used in relation with any of the foregoing or (b) result from tasks assigned to the Executive by the Company or Supervising Persons; and (ii) any Invention made using the time, materials or facilities of the Company or the Group, even if such Invention does not relate to the business of the Company or the Group.  The determination as to whether an Invention is related to the business of the Company or the Group shall be made solely by an authorized representative of the Company.  The “business of the Company or the Group” as used in this Section 14 includes the actual business currently conducted by the Company or any member of the Group, as well as any business in which the Company demonstrably proposes to engage during the Employment Period.  The Executive agrees that all such Inventions listed above and the benefits thereof are and shall immediately become the sole and absolute property of the Company from conception, as “works made for hire” (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise.  The Executive shall have no interest in any Inventions. To the extent that title to any Inventions or any materials comprising or including any Invention does not, by operation of law, vest in the Company, the Executive hereby irrevocably assigns to the Company all of the Executive's right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that the Executive may have or may acquire in and to all such Inventions, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Inventions, benefits and/or rights at the request of the Company.  The Executive also hereby assigns to the Company, or waives if not assignable, all of the Executive's “moral rights” in and to all such Inventions, and agrees promptly to execute any further specific assignments or waivers related to moral or other rights at the request of the Company.

                  (b)       The Executive agrees to assist the Company (including without limitation, signing all documents and supplying all information such as disks, code, print outs and descriptions that the Company may deem necessary or desirable) without charge for so long as the Executive is an employee of the Company and for as long thereafter as may be necessary (but at the Company's expense, including consulting fees at the same rate as the last salary in effect, if the Executive is no longer an employee of the Company):  (1) to apply, obtain, register and renew for, and vest in, the Company's benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Inventions in all countries, and (2) in any controversy or legal proceeding relating to Inventions.  In the event that the Company is unable to secure the Executive's signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to an Invention, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney-in-fact, to act for and on the Executive's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by the Executive.  The Executive agrees and understands that compliance with the covenants and agreements contained in this Section 14 is not conditioned upon the payment of any additional or special consideration.

                  (c)        The obligations of this Section 14 shall continue beyond the termination of this Agreement and the Executive's employment with the Company, whether or not the Inventions are patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection, if conceived or made by the Executive during the Employment Period and shall be binding upon the Executive and his assigns, executors, administrators and other legal representatives.  For purposes of this Agreement, any Invention relating to the business of the Company or the Group upon which the Executive files patent applications or seeks analogous protection or which is otherwise disclosed to the Company within one (1) year after the termination of this Agreement shall be presumed to relate to an Invention conceived by Executive during the Employment Period, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made by the Executive after termination of his employment by the Company and that no Confidential Information was utilized by Executive with respect to that Invention.

         15.        Extraordinary Relief. The Executive acknowledges and understands that the provisions of Sections 12, 13, 14 and 17 of this Agreement are of a special and unique nature that are reasonably necessary to protect the legitimate business interests of the Company and the Group, the breach of which would cause the Company and/or the Group irreparable injury, and  which cannot adequately be compensated for in damages by an action at law.  The Executive further acknowledges that the restrictions set forth in Section 13 will not prevent the Executive form earning a livelihood during the Restricted Period.  In the event of a breach or threatened breach by the Executive of any provision of such Sections, the Company or the Group may seek an injunction restraining the Executive from such actual or threatened breach, and shall not be required to post a bond or to prove that irreparable injury would result from the alleged breach of the aforesaid Sections. Nothing contained herein shall be construed as prohibiting the Company or the Group from pursuing any other remedies (including, without limitation, an action for damages) available for any actual or threatened breach of this Agreement, and the pursuit of any injunction or any other remedy shall not be deemed an exclusive election of such remedy. Further, in addition to any other rights or remedies available to the Company or the Group, in the event that the Company makes a good faith determination that the Executive breached his obligations under Sections 12, 13, 14 or 17, any outstanding obligations of the Company hereunder shall immediately terminate.  The Executive shall reimburse the Company for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with the enforcement of Sections 12, 13, 14 and 17 if it is determined that the Company and/or the Group was entitled to such relief.  The restrictions and limitations herein regarding non-disclosure, non-solicitation, non-disparagement and inventions are in addition to, and not in derogation of, applicable law with respect to non-disclosure, non-solicitation, non-competition and inventions in general.  All time periods in this Agreement shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction or arbitration forum any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company or the Group seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement which is determined adversely against the Executive or such other party.

         16.        Assistance in Litigation.  Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company and the Group as it may reasonably require, at the expense of the Company and the Group, which shall include consulting fees at the rate of the employee's last salary, in connection with any litigation in which it is, or may become, a party either during or after the Employment Period.

         17.        No Disparagement. The Executive shall not, except in connection with a legal proceeding or order (including a proceeding relating to this Agreement), from and after the date hereof, regardless of the expiration or termination of this Agreement, make any (i) statement to any person or entity which has a business relationship with the Company or the Group or (ii) public statement, in each instance, that criticizes, ridicules, disparages or is derogatory of the Company or the Group, or any of their respective stockholders, investors, officers, directors, agents or employees or any of their products, services or procedures, whether or not such disparaging or derogatory statements are true.  The provisions of this Section 17 shall survive the termination of this Agreement and the Executive's employment hereunder.

         18.        Notices.  All notices, claims, certificates, demands and other communications hereunder shall be in writing and sent by facsimile transmission or e-mail, by nationally-recognized overnight courier, delivered personally against receipt, or mailed (by registered or certified mail, return receipt requested and postage prepaid), as follows:

         if to the Executive, to:

         The address as provided by the Executive to the Company

         with a copy to such person or entity as the Executive shall from time to time request by notice to the Company;

         if to the Company:

         Medix Resources, Inc.

         420 Madison Avenue, Suite 1830

         New York, New York 10170

         Tel:             (212) 697-2509

         Fax:            (212) 681-9817

         Attention:  Darryl R. Cohen

         with a copy to:

         Warshaw, Burstein, Cohen, Schlesinger & Kuh

         555 Fifth Avenue

         New York, NY 10017

         Tel:  (212) 984-7836

         Fax: (646) 349-1665

         Attention: Peter Hirshfield

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered (a) in the case of personal delivery, on the date of such delivery, (b) in the case of courier delivery, upon receipt of confirmation of delivery, (c) in the case of telecopy transmission or e-mail, upon confirmation of receipt by hardcopy and (d) in the case of mailing, on the fifth business day following posting.

         19.        Entire Agreement; Severability.  This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements or understandings (whether written or oral) with respect thereto.  In the event that any one or more of this provisions contained in this Agreement shall be deemed by a court of competent jurisdiction or arbitration panel to be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court or arbitrator shall deem the provision to be enforceable.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof

         20.         Successors and Assigns; Assignment.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their successors and permitted assigns.  This Agreement is personal in its nature and neither party may assign or transfer this Agreement or any rights or obligations hereunder, except that the Company shall have the right to assign its rights hereunder to another member of the Group.

         21.        Governing Law. Any and all actions or controversies arising out of this Agreement or the Executive's employment, including, without limitation, tort claims, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws.

         22.        Arbitration. Except with respect to either party's right to seek injunctive and other equitable relief (including, without limitation, to enforce the provisions of Sections 12, 13, 14 and 17), in consideration of the Company employing Executive or continuing to employ Executive and the mutual promises set forth herein, Executive and the Company agree, for themselves and for their representatives, successors, and assigns, that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive's employment with Company or termination thereof, shall be submitted to and settled by final and binding arbitration in New York, New York, before a single arbitrator, in accordance with the procedures required under New York law.

                  (a)        To the extent not inconsistent with law, the following will govern any arbitration hereunder:

                                    (i)        The National Rules for the Resolution of Employment Disputes of the American Arbitration Association will apply.   The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court, consistent with applicable laws.  Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award.  The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. (ii)                        The Company shall bear the costs of the arbitrator and forum fees and each party shall bear its own respective attorney fees and all other costs, unless otherwise required or allowed by law and awarded by the arbitrator, provided further that if any matter of dispute raised by a party or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of the arbitration award, all or any part of the arbitration expenses (including reasonable attorney's fees) of the other party and the arbitration fees against the party raising such unreasonable matter of dispute or defense or objection thereto.

                   (b)        This pre-dispute resolution agreement covers all matters directly or indirectly related to Executive's recruitment, employment, or termination of employment by the Company, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, Employee Retirement Income Security Act of 1974 ("ERISA"), the Americans with Disabilities Act of 1990 ("ADA"), the Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Workers Benefits Protection Act of 1990 ("OWBPA"), the Fair Labor Standards Act ("FLSA"), the Occupational Safety and Health Act ("OSHA"), the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the New York Human Rights Laws, the New York City Human Rights Laws, the Texas Commission on Human Rights Act, the Utah Anti-Discrimination Act and any and all claims under federal, state, and local laws against employment discrimination or otherwise pertaining to the Executive's employment or termination thereof, but excluding Worker's Compensation Claims.

                  (c)        In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the plaintiff in such action agrees not to request, and hereby waives such party's right to a trial by jury.

                  (d)        THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, THEY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, THEY GIVE UP THOSE RIGHTS AND AGREE TO RESOLVE ANY AND ALL GRIEVANCES BY ARBITRATION.

         23.        Waivers.  The provisions of this Agreement may not be waived, temporarily or permanently, except pursuant to a writing executed by the party against whom enforcement of such waiver would be sought.  The waiver by any party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         24.        Amendments; Modifications.  The terms and provisions of this Agreement may not be modified or amended without the written agreement of each of the parties.

         25.        Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart by facsimile shall be equally as effective as delivery of an manually executed counterpart.

         26.        Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meanings or interpretations of this Agreement.

         27.        Survival.  The representations, warranties, covenants and agreements of the parties hereto shall survive any cancellation, termination, rescission, amendment, modification or expiration of this Agreement and any termination of the Executive's employment with the Company for any reason.

         28.        Indemnification.  The Executive shall be entitled to indemnification in his capacity as an officer of the Company as provided in the Company's organizational documents and applicable law.

         29.        Executive's Ability to Contract for the Company.  The Executive shall not have the right to make any contracts or commitments for or on behalf of the Company or the Group, to sign or endorse any commercial paper, contracts, advertisements, or instrument of any nature, or to enter into any obligation binding the Company or the Group to the payment of money or otherwise, except to the extent Executive is so authorized in writing or by resolution of the Company's Board of Directors.

         30.        Executive's Representations.  The Executive represents and warrants that: (i) the Executive has the legal capacity to execute and perform this Agreement; (ii) this Agreement is a valid and binding agreement enforceable against the Executive according to its terms; (iii) the Executive is free to enter into this Agreement and to perform each of its terms and covenants; (iv) the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (v) the Executive's execution and performance of this Agreement is not a violation or a breach of any other agreement or understanding to which the Executive is a party or by which the Executive may be bound; and (vi) the Executive shall not disclose to the Company or any member of the Group or induce the Company or any member of the Group to use any secret or confidential information belonging to others, including, without limitation, the Executive's former employers.  The Executive agrees to indemnify and hold the Company and the Group harmless from any and all costs and expenses, including attorney's fees, incurred by the Company and the Group as a result of any breach by Executive of the representations and warranties set forth in this Section 30.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement the date first above written.

MEDIX RESOURCES, INC. By: Name: Title:
EXECUTIVE Name: Louis Hyman